                                                                     EXHIBIT 3.1

                            Annual Information Form
                     For the period Ended December 31, 2004


                                                                  March 28, 2005



[GRAPHIC]



                                                      [INDUSTRIAL ALLIANCE LOGO]

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                                       1



TABLE OF CONTENTS

NOTICE                                                                                    2

GENERAL PRESENTATION OF INDUSTRIAL ALLIANCE                                               3
  Summary Description of Industrial Alliance                                              3

CORPORATE STRUCTURE                                                                       4
  Name and Incorporation                                                                  4
  Governing Legislation                                                                   4
  Ownership and Principal Shareholders                                                    5
  Industrial Alliance Subsidiary Companies                                                6

GENERAL DEVELOPMENT OF THE BUSINESS                                                       7
  Three Year History                                                                      7
  Major Acquisitions and Major Dispositions                                               7
  Trends                                                                                  7
  Intellectual Property and Product Development                                           8

DESCRIPTION OF THE BUSINESS                                                               8
  General                                                                                 8

PRIMARY CONSOLIDATED FINANCIAL INFORMATION                                                8
  Annual Data                                                                             8
  Dividends                                                                               9
  General Description of the Capital Structure                                            9
  Credit Ratings                                                                          9

MANAGEMENT'S DISCUSSION AND ANALYSIS                                                      9
  Management's Discussion and Analysis of Results of Operations and Financial Position    9

MARKET FOR SECURITIES OF INDUSTRIAL ALLIANCE                                             10
  Market for Securities of Industrial Alliance                                           10
  Normal Course Issuer Bid                                                               10
  Recent Prospectus                                                                      11

DIRECTORS AND OFFICERS                                                                   12
  Name, Residence, Occupation and Security Holding                                       12
  Supplementary Information on the Executive Officers                                    12
  Interests of Experts                                                                   13

ADDITIONAL INFORMATION                                                                   13
  Additional Information                                                                 13
  Share Transfer Agent and Registrar                                                     13



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                                       2



NOTICE

DOCUMENTS INCORPORATED BY REFERENCE

This document should be read in conjunction with the following documents from Industrial Alliance Insurance and Financial Services Inc. ("Industrial Alliance" or the "Company"), of which certain parts are incorporated by reference:

-    annual report for the year ended  December 31, 2004 (the "Annual  Report");
     and
- information circular for the solicitation of proxies dated March 14, 2005 (the "Circular").

These documents were tabled with the respective securities regulatory authorities of Canada and can be consulted at www.sedar.com. They are also available on the Company's website at www.inalco.com.

Unless otherwise indicated, all information presented in this annual information form is established as at December 31, 2004 and for the year ended on that date, and is presented on a consolidated basis. All amounts that appear in this information form are denominated in Canadian dollars. The financial information is presented in accordance with generally accepted accounting principles in Canada ("GAAP") as they apply to life insurance companies in Canada, including the accounting requirements prescribed by the regulatory authorities.

NON-GAAP FINANCIAL MEASURES

The Company occasionally uses non-GAAP financial measures for presentation and analysis purposes. The non-GAAP financial measures are always clearly indicated, and are always accompanied by and reconciled with GAAP financial measures. The non-GAAP measures are presented in order to facilitate the comparison of results from one period to another and to allow for a better analysis of the Company's business growth and profitability potential. These non-GAAP financial measures do not have a standardized definition and cannot be compared with similar measures presented by other issuers. The data related to the embedded value and the added value of sales, as well as adjusted data, are not subject to GAAP.

FORWARD-LOOKING STATEMENTS

This annual information form may contain forward-looking statements about the operations, objectives and strategies of Industrial Alliance, as well as its financial situation and performance. These statements can generally be identified by the use of words such as "may," "expect," "anticipate," "intend," "believe," "estimate," "feel," "continue," or other similar expressions, in the affirmative or negative. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include changes in government regulations or in tax laws, competition, technological changes, global capital market activity, interest rates, changes in demographic data, changes in consumer demand for the Company's products and services, catastrophic events and general economic conditions in Canada or elsewhere in the world. This list is not exhaustive of the factors that may affect any of Industrial Alliance's forward-looking statements. These and other factors must be examined carefully and readers should not place undue reliance on Industrial Alliance's forward-looking statements.

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                                       3


GENERAL PRESENTATION OF INDUSTRIAL ALLIANCE

SUMMARY DESCRIPTION OF INDUSTRIAL ALLIANCE

Founded in 1892, Industrial Alliance Insurance and Financial Services Inc. is a life and health insurance company that offers a wide range of insurance products and financial services. The fifth largest life and health insurance company in Canada, Industrial Alliance is at the head of a large financial group, the Industrial Alliance Group or the Group, which has operations across Canada. The head office of Industrial Alliance is located at 1080 Saint-Louis Road, PO Box 1907, Station Terminus, Quebec City, Quebec G1K 7M3. The Company insures over
1.7 million Canadians, employs more than 2,600 people and relies on a network of some 1,400 dedicated agents and 12,000 brokers. Industrial Alliance manages and administers $28.5 billion in assets.

Industrial Alliance stock is listed on the Toronto Stock Exchange under the ticker symbol IAG. With a market capitalization of over $2 billion, Industrial Alliance is among the 100 largest public companies in Canada.

Industrial Alliance operates in four primary sectors:

Two sectors that address the needs of individual consumers:

 -   Individual insurance
 -   Individual annuities

Two sectors that address the needs of businesses and groups:

 -   Group insurance
 -   Group pensions

These four sectors embody the main activities--the CORE activities--of Industrial Alliance. These are the Company's "traditional" sectors, those in which the Company has pursued growth and conducted activities for decades. Together, they ensure a sound diversification of the Company's growth and profit sources.

Over the last few years, new activities have been added to Industrial Alliance's core activities in order to enhance the range of products and services offered by the Company: auto and home insurance, mutual funds, securities and trust services. These new activities are conducted by Industrial Alliance's subsidiary companies, the profitability of which is recorded as part of Industrial Alliance's income on capital.

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                                       4


CORPORATE STRUCTURE

NAME AND INCORPORATION

Industrial Alliance Insurance and Financial Services Inc., formerly known as Industrial-Alliance Life Insurance Company, is a life insurance stock company governed by the Private Bill (defined below), as well as by the ACT RESPECTING INSURANCE (Quebec) and by Part 1A of the COMPANIES ACT (Quebec) (the latter two collectively called the "Act").

Industrial Alliance is the result of the conversion of Industrial-Alliance Life Insurance Company, formerly a mutual insurance company (the "Mutual Insurance Company"), into a stock company pursuant to the ACT RESPECTING INDUSTRIAL-ALLIANCE LIFE INSURANCE COMPANY (Quebec) (the "Private Bill"), assented to by the National Assembly of Quebec on November 26, 1999 and the issuance, on February 10, 2000, by the Inspector General of Financial Institutions (Quebec), of Letters of Patent confirming the conversion by-law.

The Mutual Insurance Company itself resulted from the merger, in 1987, of Industrial Life Insurance Company, founded in 1905, and Alliance Mutual Life Insurance Company, founded in 1892.

On June 16, 2003, the Company obtained a certificate of amendments to its charter to adopt its current corporate name, Industrial Alliance Insurance and Financial Services Inc., and to modify its capital-stock.

As a stock company, the Company is owned by its shareholders, who, subject to the following, are the only persons authorized to vote at shareholder meetings. As with many other insurance companies in Quebec and in Canada, the Company has previously issued participating life insurance policies which, under federal and provincial legislation, provide their owners with the right to attend the general meeting of the Company and the right to elect at least one third of the members of the board, with one vote per policyholder. All other directors are elected by shareholders in conformity with the applicable legislation and the by-laws of the Company.

GOVERNING LEGISLATION

The Company is incorporated under the Private Bill and governed by the Act. It operates under the authority of the Autorite des marches financiers (Quebec) pursuant to powers delegated by the Act. The member companies of the Industrial Alliance Group are licensed by the appropriate federal and provincial authorities to carry on business in all provinces and territories of Canada. They are also subject to the regulation and the supervision of the provinces and territories in Canada in which they carry on business. Such federal and provincial regulation and supervision relate, among other things, to:

-    the licensing of insurers and their agents;
-    the nature of, limitations on and valuation of investments;
-    solvency standards;
-    annual audit of the activities of insurance companies;
- annual and other reports required to be filed on the financial condition of insurers; and
-    requirements  regarding  reserves  for  actuarial   liabilities,   unearned
     premiums, losses and all other matters.

The Company is an issuer subject to the different securities laws in effect in the provinces of Canada. Its common shares are listed on the Toronto Stock Exchange and the Company has proceeded with issues of debt securities.

The business of the Group outside Canada is subject to the requirements of local regulatory authorities.

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                                       5


The Act stipulates that the financial statements must be prepared in accordance with generally accepted accounting principles (GAAP) in Canada, including provisions specific to life insurance companies. The Group has implemented all necessary measures to ensure its compliance with the requirements of the applicable legislation and, to the knowledge of management, currently complies with all applicable legal requirements.

The Act provides that capital adequacy standards for life insurance companies be adopted by regulation. These regulations provide for a life insurer's minimum capital requirement to be determined by applying factors for certain risk components to specific on and off balance sheet assets and liabilities and by adding the results. The regulatory authorities have issued a guideline on Minimum Continuing Capital and Surplus Requirements ("MCCSR") which defines the specific factors to be applied to these items. Such guideline also specifies those elements of capital which can be included or must be adjusted to determine the available capital. The available capital is divided by the required capital to determine the solvency ratio (MCCSR).

OWNERSHIP AND PRINCIPAL SHAREHOLDERS

The Private Bill prohibits any person and his/her affiliates from acquiring, either directly or indirectly, shares of the Company with voting rights if the acquisition results in this person and his/her affiliates holding 10% or more of the voting rights related to these shares.

Among other things, the Private Bill provides that, in the event an acquisition is made contrary to the preceding, each individual on behalf of whom these shares are acquired cannot exercise the voting rights attached to the aggregate of these shares for as long as they are in contravention of this provision.

As at February 18, 2005, the Company's market capitalization totalled $2.3 billion. The Company had 39,746,655 outstanding common shares and 90,000 shareholders.

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                                       6



INDUSTRIAL ALLIANCE SUBSIDIARY COMPANIES

The following are the main subsidiary companies of Industrial Alliance and a few details on each of them.

                    INDUSTRIAL ALLIANCE SUBSIDIARY COMPANIES

                                                              VALUE OF         HEAD
                                               VOTING        INVESTMENT       OFFICE
CORPORATE NAME                                 SHARES(1)     12-31-2004       CITY(2)        PRIMARY FIELD OF OPERATIONS
--------------                                 ---------     ----------       -------        ---------------------------
                                                             ($Million)
Industrial-Alliance PACIFIC
Life Insurance Company                          99.9%           380          Vancouver       Life insurance company
The National Life
Assurance Company of Canada                     99.9%           296           Toronto        Life insurance company
Industrial Alliance Investment Management      100.0%             0(3)    Quebec City        Investment manager
Inc.
Industrial Alliance Fund Management Inc.       100.0%            69       Quebec City        Mutual fund manufacturer
Industrial Alliance Mutual Funds Inc.          100.0%            13           Toronto        Mutual fund manufacturer
Investia Financial Services Inc.               100.0%             3       Quebec City        Mutual fund broker
FundEX Investments Inc.                         83.5%             6           Toronto        Mutual fund broker
Industrial Alliance Securities Inc.            100.0%             8       Quebec City        Securities broker
Industrial Alliance Trust Company(4)           100.0%            13       Quebec City        Trust company
Industrial Alliance
General Insurance Company                      100.0%            28       Quebec City        General insurance company
                                                                ---
Total                                                           816


For more information on the operations of Industrial Alliance and its subsidiaries, refer to the INDUSTRIAL ALLIANCE GROUP ORGANIZATION CHART section, on pages 12 and 13 of the Annual Report.

--------------------

1 Voting shares held by Industrial Alliance.

2 The head office of all Group companies is located in Canada.

3 This investment was worth $0.2 million as at December 31, 2004.

4 On March 2, 2005, Industrial Alliance Trust Company became Industrial Alliance
  Trust Inc.

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                                       7



GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY

Refer to the DEMUTUALIZATION...FIVE YEARS ALREADY! section, on pages 14 to 16 of the Annual Report.


MAJOR ACQUISITIONS AND MAJOR DISPOSITIONS
Refer to the following sections of the Annual Report:

- MANAGEMENT'S DISCUSSION AND ANALYSIS, PERSONAL FINANCIAL SERVICES, WEALTH MANAGEMENT section, on pages 47 and 48;
- CONSOLIDATED FINANCIAL STATEMENTS section, note 6 on acquisition of business, on pages 86 and 87; and
- CONSOLIDATED FINANCIAL STATEMENTS section, note 7 on restructuring costs, on pages 87 and 88.


TRENDS

The life and health insurance and wealth management markets are very competitive. In the last few years, the environment in which the Company operates has been marked by the following four phenomena:

- an acceleration of the consolidation, as several large insurers have merged their operations;
- an intensification of the competition, particularly with respect to pricing;
-    the mature nature of the individual life insurance market;
- the development of the wealth management market, mainly due to the aging of the population.

Even though the insurance market is made up of several life insurance companies, the ten largest control over 90% of the individual insurance market, over 80% of the group insurance market (employee plans) and over 95% of the group pensions market. Industrial Alliance is among the ten largest insurers in all these sectors.

In the individual annuities market, Industrial Alliance's competitors include life and health insurance companies, banks, mutual fund manufacturing companies and other providers.

Competition is often waged on product development, product pricing, representative compensation and the general ability of companies to grow their distribution networks and properly train their representatives.

The Company relies on numerous strengths and attributes to develop. It has designed a growth strategy for all of its sectors and constantly adapts this strategy to market needs and executes it with care. It has strong market positions in all sectors. It is a Canadian leader in the individual insurance market with respect to sales. It relies on multi-channel sales networks to distribute its products, which is one of the primary sources of its success. It is well diversified by region in Canada. It presents a consistent and high return history as well as one of the highest embedded value/book value ratios in the industry. It has well-diversified sources of profits and income. It is financially solid and has high quality investments.

The Company believes that it has succeeded in standing out in the market through a combination of several key characteristics that constitute its competitive advantages: an entrepreneurial culture that favours innovation and performance; a well thought-out and efficient business strategy that focuses on mutually profitable relationships with its representatives; a reputation for excellence in insurance and investment risk management; and qualified, internally-trained personnel, who focus on achieving the Company's long-term business growth and profitability objectives.

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                                       8


INTELLECTUAL PROPERTY AND PRODUCT DEVELOPMENT

In general, the Group takes the necessary measures to protect the intellectual property of its product names and brand names and devotes large amounts to develop new products that are better suited to meet the demands of its clientele. However, in life insurance, the competitive advantage linked to the development of new products generally does not constitute a strategic competitive advantage, since products can be reproduced by competitors relatively quickly and easily.

For more information on the factors that are likely to influence the profitability of Industrial Alliance, refer to the MANAGEMENT'S DISCUSSION AND ANALYSIS, RISK MANAGEMENT section, on pages 65 to 68, and the CONSOLIDATED FINANCIAL STATEMENTS section, note 15 on policy liabilities, on pages 94 to 97 of the Annual Report.

DESCRIPTION OF THE BUSINESS

GENERAL

Refer to the DESCRIPTION OF OUR SECTORS OF ACTIVITY section, on pages 17 to 26, and MANAGEMENT'S DISCUSSION AND ANALYSIS section, on pages 44 to 64 of the Annual Report.

PRIMARY CONSOLIDATED FINANCIAL INFORMATION

ANNUAL DATA

Refer to the CONSOLIDATED FINANCIAL STATEMENTS section, on pages 72 to 110, as well as the FIVE-YEAR HISTORY section, on pages 111 to 115 of the Annual Report. The following portions of the CONSOLIDATED FINANCIAL STATEMENTS indicate the factors that affect the comparability of the data:

-      Note 3 on changes in accounting policies, on page 85;
- Note 4 on the restatement of the transfer amount of the participating policyholders' account, on page 86;
-      Note 5 on the change in the income tax rate, on page 86;
-      Note 6 on the acquisition of business, on pages 86 and 87;
-      Note 7 on restructuring costs, on pages 87 and 88;
-      Note 9 on government assistance, on page 88;
-      Note 15 on policy liabilities, on pages 94 to 97; and
-      Note 16 on other liabilities, on page 97.

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                                       9


DIVIDENDS

The Company increased its dividend during the year. It paid out a dividend of $0.19 per share for the first two quarters of 2004 and $0.22 in the third and fourth quarters. These dividends represent a total amount of $32.5 million. Hence, the Company paid out 21.0% of the shareholder net income in the form of dividends in 2004. The Company's policy provides for the payment of a dividend representing between 20% and 30% of the recurring net income, and which is comparable to that of other Canadian life insurance companies that have demutualized. In the 2002 and 2003 financial years, the Company paid dividends of $0.64 and $0.70 per common share.

On July 4, 2003, Industrial Alliance Capital Trust (the "Trust"), a trust controlled by Industrial Alliance, issued $150.0 million of non-voting trust units called IATS - Series A.

Each IATS entitles the holder to receive a non-cumulative semi-annual fixed cash distribution of 28.57 dollars, representing an annual yield of 5.714%, payable out of the Trust's net distributable funds. If this distribution is not paid, the Company cannot declare dividends on its common shares. The holder can convert, using his exchange right, into class A series YY preferred capital shares.

GENERAL DESCRIPTION OF THE CAPITAL STRUCTURE

Refer to the MANAGEMENT'S DISCUSSION AND ANALYSIS, CAPITALIZATION AND SOLVENCY section, on pages 41 to 43 of the Annual Report, and the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS section, notes 18, 19 and 21 on subordinated debentures, other debts and share capital, on pages 98 to 101 of the Annual Report.

CREDIT RATINGS

Refer to the MANAGEMENT'S DISCUSSION AND ANALYSIS, CAPITALIZATION AND SOLVENCY, CREDIT RATINGS section, on page 43 of the Annual Report.

MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL POSITION

Refer to the MANAGEMENT'S DISCUSSION AND ANALYSIS section, on pages 27 to 71 of the Annual Report.

For information on Industrial Alliance's overall strategy, refer to the MESSAGE FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER section, on pages 7 to 10 of the Annual Report.

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                                       10


MARKET FOR SECURITIES OF INDUSTRIAL ALLIANCE

MARKET FOR SECURITIES OF INDUSTRIAL ALLIANCE

The common shares of the Company are listed on the Toronto Stock Exchange, under the ticker symbol IAG.

The following table shows the monthly maximum and minimum price and total monthly volume of Industrial Alliance shares traded on the Toronto Stock Exchange in 2004.

             IAG TRANSACTIONS ON THE TORONTO STOCK EXCHANGE IN 2004

                 MAXIMUM PRICE, MINIMUM PRICE AND MONTHLY VOLUME

                             MAX. ($)        MIN. ($)         VOLUME ($THOUSAND)
                             --------        --------         ------------------
January 2004                  45.65           43.28                   1,477
February 2004                 47.50           44.75                   1,101
March 2004                    45.00           42.75                   1,600
April 2004                    46.00           44.00                   1,580
May 2004                      45.00           42.01                     979
June 2004                     45.99           43.98                   1,128
July 2004                     47.75           44.70                     757
August 2004                   48.74           46.00                     860
September 2004                50.00           48.00                   1,266
October 2004                  49.50           47.45                     711
November 2004                 52.25           48.27                   1,048
DECEMBER 2004                 55.85           51.25                   1,332
                              -----           -----                   -----
Year 2004                     55.85           42.01                  13,839


NORMAL COURSE ISSUER BID

The Board of Directors of Industrial Alliance has authorized the Company to purchase, through an affiliated company, in the normal course of its activities, from March 1, 2005 to February 28, 2006, up to 1,900,000 of its Common Shares, representing approximately 4.8% of the 39,844,340 Common Shares issued and outstanding on February 16, 2005. Under this authorization, the purchases will be made at market prices through the facility of the Toronto Stock Exchange in accordance with its rules and policies. The Common Shares thereby purchased will not be cancelled and will remain available for future use. Industrial Alliance believes that the purchase of its Common Shares would represent an effective use of its funds and would be in the best interests of the Company and its shareholders.

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                                       11



RECENT PROSPECTUS

On June 27, 2003, Industrial Alliance Capital Trust filed a final prospectus with the securities commissions of all provinces of Canada with respect to a $150 million offering of Industrial Alliance Trust Securities - Series A ("IATS"
- Series A). These securities have an expected term of 10 years and carry an annual yield of 5.714%, payable semi-annually. The offering closed on July 4, 2003. These securities are not listed on the Toronto Stock Exchange, but may be traded on the secondary market. Interest is payable twice a year, on June 30 and December 31 of each year.

On March 10, 2004, the Company obtained approval from the securities regulatory authorities for a prospectus supplement with respect to a $150 million issue of subordinated debentures. These subordinated debentures will mature on June 30, 2019 and carry an annual yield of 5.13%, payable semi-annually for the first ten years. After this period, the annual rate of return shall be equal to the 90-day Bankers' Acceptance Rate plus 1.00% and will be payable quarterly until maturity. This issue was the first to be made by the Company under the terms of a base shelf prospectus dated February 19, 2004, which provides for the issuance of a maximum of $1 billion of debt securities, class A preferred shares or common shares. These debentures are not listed on the Toronto Stock Exchange, but may be traded on the secondary market. Interest is payable twice a year, on June 30 and December 30 of each year.

For more information, refer to the CONSOLIDATED FINANCIAL STATEMENTS section, notes 18, 19 and 21 on subordinated debentures, other debts and share capital, on pages 98 to 101 of the Annual Report.

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                                       12


DIRECTORS AND OFFICERS

NAME, RESIDENCE, OCCUPATION AND SECURITY HOLDING

Refer to pages 4 to 15 of the Information Circular, and the BOARD OF DIRECTORS section on pages 116 and 117 of the Annual Report for information on the directors, the candidates for election to directors' positions and information on their election and remuneration; for the report by the Human Resources and Corporate Governance Committee on executive compensation, for executive compensation and indebtedness of directors, executive officers and senior officers.

SUPPLEMENTARY INFORMATION ON THE EXECUTIVE OFFICERS

The following table presents the executive officers of the Industrial Alliance Group companies as at February 18, 2005.

                               EXECUTIVE OFFICERS


                                                                                                                  WITH THE
NAME, OCCUPATION AND MUNICIPALITY OF RESIDENCE        DUTIES OVER THE LAST FIVE YEARS                           COMPANY SINCE
----------------------------------------------        -------------------------------                           -------------

INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC., QUEBEC CITY, QUEBEC

o Yvon Charest - F.S.A., F.C.I.A.                     Appointed to the current position in 2000 1996-2000:      June 1979
President and Chief Executive Officer                 Executive Vice-President and Chief Operating Officer
Residence: Quebec City, Quebec

o Normand Pepin - F.S.A., F.C.I.A.                    Appointed to the current position in 1996                 June 1973
Executive Vice-President, Life Subsidiaries and
Individual Insurance and Annuities
Residence: Quebec City, Quebec

o Yvon Cote - CFA                                     Appointed to the current position in 1990                 May 1969
Vice-President and General Manager,
Finance and Investments
Residence: Quebec City, Quebec

Michel Gauthier - B. Sc. Math., CMA, F.L.M.I.         Appointed to the current position in 2003 1991-2003:      May 1969
Vice-President and General Manager, Administration    Vice-President, Administration Individual Insurance and
Individual Insurance and Annuities                    Annuities
Residence: Quebec City, Quebec

Georges Smith - LL. L., F.C.G.A.                      Appointed to the current position in 1989                 January 1971
Vice-President and General Manager, Corporate
Affairs
Secretary of the Company
Residence: Quebec City, Quebec

Rene Chabot - F.S.A, F.C.I.A.                         Appointed to the current position in 2004                 August 1983
Senior Vice-President, Group Pensions                 1999-2004: Vice-President, Group Pensions
Residence: Quebec City, Quebec                        (Responsibilities for the Group's life insurance
                                                      companies since 2001)

Denis Ricard - F.S.A., F.C.I.A.                       Appointed to the current position in 2004                 June 1985
Senior Vice-President and Chief Actuary               2003-2004: Vice-President, Marketing, Individual
Residence: Quebec City, Quebec                        Insurance and Annuities
                                                      1999-2003: Assistant Vice-President, Marketing,
                                                      Individual Insurance and Annuities

THE NATIONAL LIFE ASSURANCE COMPANY OF CANADA, TORONTO, ONTARIO

o Rene E. Trudeau - B.Sc., F.S.A., F.C.I.A., M.A.A.A. Appointed to the current position in 2004 1989-2004:      June 1969
Executive Vice-President and Chief Operating Officer  Senior Vice-President and Chief Actuary
Residence: Mississauga, Ontario

David E. Kent - B.A., M.A., M.B.A.                    Appointed to the current position in 2004 1997-2004:      April 1982
Senior Vice-President, Group Insurance                Vice-President, Group Insurance (Responsibilities for the
Residence: Toronto, Ontario                           Group's life insurance companies since 2000)

INDUSTRIAL ALLIANCE PACIFIC INSURANCE AND FINANCIAL SERVICES, VANCOUVER, BRITISH COLUMBIA

John B. Gill - M.B.A.                                 Appointed to the current position in 1982                 July 1982
President
Residence: Vancouver, British Columbia


o  Member of the Planning Committee

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                                       13



INTERESTS OF EXPERTS

Denis Ricard, Senior Vice-President and Chief Actuary of Industrial Alliance, prepared the appointed actuary's report for the financial year ended December 31, 2004.

Samson Belair/Deloitte & Touche s.e.n.c.r.l., the Company's external auditors, prepared the auditors' report related to the audited consolidated financial statements for the financial years ending on December 31, 2003 and 2004.

Denis Ricard, on the one hand, and the partners of Samson Belair/Deloitte & Touche s.e.n.c.r.l., on the other hand, respectively owned less than one (1) per cent of the Company's outstanding securities of the same class as of the date of their respective reports.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Additional information on Industrial Alliance is available on the SEDAR website (www.sedar.com). Also, additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Company's securities and securities authorized for issuance under equity compensation plans, if applicable, is contained in the Circular. Finally, additional financial information is provided in Industrial Alliance's financial statements and management's discussion and analysis for its most recently completed financial year.

SHARE TRANSFER AGENT AND REGISTRAR

Industrial Alliance has retained the services of Computershare Trust Company of Canada as its share transfer agent and registrar. The transfer books are kept in Montreal. Computershare can be contacted at:

1500 University Street, Suite 700
Montreal, Quebec  H3A 3S8
Canada
Telephone: (514) 982-7555
1-877-684-5000 (toll free)
E-mail: inalco@computershare.com


                                       13